Exhibit 8.1

The Bank of Nova Scotia 44 King St. West Scotia Plaza, 8th Floor Toronto, Ontario, Canada M5H 1H1		Allen & Overy LLP
1221 Avenue of the Americas
New York NY 10020
		Tel	212 610 6300
		Fax	212 610 6399

Our ref	0010146-0000218 NY:20778380.2
November 10, 2014

The Bank of Nova Scotia Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States tax counsel for The Bank of Nova Scotia, a chartered bank incorporated under the laws of Canada (the “Bank”) in connection with the preparation of the registration statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof, of which the prospectus (the “Prospectus”) forms a part. The Registration Statement and Prospectus relate to the registration under the Securities Act of an indeterminate number and amount of the following securities (the “Securities”):

(i)	Common Shares, without par value;

(ii)	Preferred Shares, without par value;

(iii)	Senior Debt Securities; and

(iv)	Subordinated Debt Securities.

As United States tax counsel, we have advised the Bank with respect to certain general United States tax consequences of the proposed issuance of the Securities. This advice is summarized under the heading “United States Taxation” (the “Discussion”) in the Prospectus. We hereby confirm that the statements set forth in the Discussion represent our opinions as to the matters of law covered by them, subject to the qualifications stated therein.

We are aware that we are referred to in the Discussion in the Prospectus. We hereby consent to the reference to us in that section and the filing with the Commission of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Allen & Overy LLP

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